Exhibit 99.1

Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda 441-278-9250 441-278-9255 fax
PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	Mark D. Lyons
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2013 FOURTH QUARTER RESULTS

HAMILTON, BERMUDA, February 11, 2014 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2013 fourth quarter was $156.0 million, or $1.14 per share, compared to $13.7 million, or $0.10 per share, for the 2012 fourth quarter, while after-tax operating income available to common shareholders was $152.7 million, or $1.12 per share, for the 2013 fourth quarter, compared to an after-tax operating loss available to common shareholders of $24.7 million, or $0.18 per share, for the 2012 fourth quarter. For 2013, net income available to common shareholders was $687.8 million, or $5.07 per share, compared to $557.7 million, or $4.03 per share, for 2012, while after-tax operating income available to common shareholders was $595.7 million, or $4.39 per share for 2013, compared to $350.6 million, or $2.54 per share, for 2012.

The Company's book value per common share was $39.82 at December 31, 2013, a 3.9% increase from $38.34 per share at September 30, 2013 and a 10.0% increase from $36.19 per share at December 31, 2012. The Company's after-tax operating income available to common shareholders represented an annualized return on average common equity of 11.7% for the 2013 fourth quarter, compared to (2.0)% for the 2012 fourth quarter, and 11.7% for 2013, compared to 7.7% for 2012. The Company's net income available to common shareholders represented a return on average common equity of 13.5% for 2013, compared to 12.2% for 2012.

After-tax operating income or loss available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and loss on repurchase of preferred shares, net of income taxes. See 'Comments on Regulation G' for a further discussion of after-tax operating income or loss available to common shareholders. All earnings per share amounts discussed in this release are on a diluted basis.

The following table summarizes the Company's underwriting results:

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2013	2012	2013	2012

Gross premiums written	$955,199	$813,928	$4,196,623	$3,869,161
Net premiums written	748,921	613,142	3,351,367	3,052,235
Net premiums earned	839,366	779,481	3,145,952	2,935,140
Underwriting income (loss)	128,318	(91,334)	451,737	143,034

Combined ratio (1)	85.3%	112.4%	85.9%	95.4%

(1)
The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss.

For the 2013 fourth quarter, the combined ratio of the Company's insurance and reinsurance subsidiaries consisted of a loss ratio of 51.7% and an underwriting expense ratio of 33.6%, compared to a loss ratio of 79.9% and an underwriting expense ratio of 32.5% for the 2012 fourth quarter. For a discussion of underwriting activities and a review of the Company's results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The following table summarizes, on an after-tax basis, the Company's consolidated financial data, including a reconciliation of after-tax operating income or loss available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands, except share data)	2013	2012	2013	2012

After-tax operating income (loss) available to common shareholders	$152,741	$(24,667)	$595,715	$350,640
Net realized gains, net of tax	8,584	51,031	73,844	184,083
Net impairment losses recognized in earnings, net of tax	(88)	(6,035)	(3,786)	(11,388)
Equity in net income of investment funds accounted for using the equity method, net of tax	5,309	16,567	35,738	73,510
Net foreign exchange losses, net of tax	(10,541)	(23,164)	(13,718)	(28,527)
Loss on repurchase of preferred shares, net of tax	—	—	—	(10,612)
Net income available to common shareholders	$156,005	$13,732	$687,793	$557,706

Diluted per common share results:
After-tax operating income (loss) available to common shareholders	$1.12	$(0.18)	$4.39	$2.54
Net realized gains, net of tax	0.06	0.37	0.54	1.33
Net impairment losses recognized in earnings, net of tax	—	(0.04)	(0.03)	(0.08)
Equity in net income of investment funds accounted for using the equity method, net of tax	0.04	0.12	0.27	0.53
Net foreign exchange losses, net of tax	(0.08)	(0.17)	(0.10)	(0.21)
Loss on repurchase of preferred shares, net of tax	—	—	—	(0.08)
Net income available to common shareholders	$1.14	$0.10	$5.07	$4.03

Weighted average common shares and common share equivalents outstanding - diluted	136,467,998	138,270,853	135,777,183	138,258,847

At December 31, 2013, the Company's investment portfolio had an average credit quality of “AA-/Aa2” with 83% held in fixed maturities and short-term investments, compared to “AA-/Aa2” and 84% at December 31, 2012. The average effective duration of the Company's investment portfolio was 2.62 years at December 31, 2013, compared to 3.06 years at December 31, 2012. Including the effects of foreign exchange, the total return on the Company's investment portfolio was 0.97% for the 2013 fourth quarter, compared to 0.80% for the 2012 fourth quarter. Excluding the effects of foreign exchange, the total return was 0.85% for the 2013 fourth quarter, compared to 0.67% for the 2012 fourth quarter.

Net investment income for the 2013 fourth quarter was $67.1 million, or $0.49 per share, compared to $66.1 million, or $0.49 per share, for the 2013 third quarter, and $73.8 million, or $0.53 per share, for the 2012 fourth quarter. The annualized pre-tax investment income yield was 2.08% for the 2013 fourth quarter, compared to 2.08% for the 2013 third quarter and 2.46% for the 2012 fourth quarter. Such yields reflect the effects of prevailing interest rates and the Company's investment strategy, which puts a priority on total return. Consolidated cash flow provided by operating activities was $223.8 million for the 2013 fourth quarter, compared to $189.7 million for the 2012 fourth quarter, with the increase primarily due to an incoming unearned premium transfer in the reinsurance segment during the 2013 fourth quarter.

The Company's effective tax rate on income before income taxes was an expense of 8.7% for the 2013 fourth quarter and 4.4% for 2013, while the Company's effective tax rate on pre-tax operating income was an expense of 8.3% for the 2013 fourth quarter and 4.8% for 2013. For 2012, the Company's effective tax rates on income before income taxes and pre-tax operating income were a benefit of 0.7% and 3.8%, respectively, while the 2012 fourth quarter ratios were not meaningful. The Company's effective tax rates may fluctuate from period to period based on the relative mix of income or loss reported by jurisdiction and the varying tax rates in each jurisdiction. The Company's quarterly tax provision is adjusted to reflect changes in its effective tax rate, if any. Effective January 1, 2013, the legal structure of the insurance segment's Canadian operations changed whereby they ceased being a branch and incorporated under applicable Canadian law. As a result of operating losses in 2013, due in part to catastrophic activity, the Company recorded a valuation allowance against its Canadian operation's deferred tax asset in the 2013 fourth quarter. This resulted in an increase in the effective tax rate on pre-tax operating income of 6.1 points for the 2013 fourth quarter and 1.6 points for 2013. In addition, the Company's Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $9.5 million of federal excise taxes for the year ended December 31, 2013, compared to $8.6 million for the 2012 period. Such amounts are reflected as acquisition expenses in the Company's consolidated statements of income.

On a pre-tax basis, net foreign exchange losses for the 2013 fourth quarter were $9.8 million (net unrealized losses of $7.4 million and net realized losses of $2.5 million), compared to net foreign exchange losses for the 2012 fourth quarter of $23.0 million (net unrealized losses of $22.4 million and net realized losses of $0.6 million). Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company's net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders' equity and are not included in the consolidated statements of income. At times, the Company has chosen not to match portions of its projected liabilities in foreign currencies with investments in the same currencies and may not match such amounts in future periods, which could increase the Company's exposure to foreign currency fluctuations and increase the volatility of the Company's shareholders' equity.

On December 13, 2013, Arch Capital Group (U.S.) Inc. (“Arch-U.S.”), a wholly-owned subsidiary of the Company, completed the public offering of $500 million aggregate principal amount of its 5.144% senior notes issued at par and due November 1, 2043, fully and unconditionally guaranteed by the Company. The senior notes and the guarantee are unsecured and unsubordinated obligations of Arch-U.S. and the Company, respectively, and rank equally and ratably with the other unsecured and unsubordinated indebtedness of Arch-U.S. and the Company. A portion of the proceeds from the offering were used to fund the acquisition of the mortgage operations as discussed below. In addition, the proceeds are available for other corporate purposes.

As previously disclosed, on January 30, 2014, the Company’s U.S.-based subsidiaries (“Arch U.S. MI”) completed the acquisition of CMG Mortgage Insurance Company (“CMG MI”) and the mortgage insurance operating platform of PMI Mortgage Insurance Co. (“PMI”). As part of the transaction, CMG MI has obtained approval as an eligible mortgage insurer from Fannie Mae and Freddie Mac, subject to maintaining certain ongoing requirements. CMG MI will be renamed “Arch Mortgage Insurance Company” following receipt of all applicable state approvals.

At December 31, 2013, the Company's capital of $6.55 billion consisted of $800.0 million of senior notes, representing 12.2% of the total, $100.0 million of revolving credit agreement borrowings due in August 2014, representing 1.5% of the total, $325.0 million of preferred shares, representing 5.0% of the total, and common shareholders' equity of $5.32 billion, representing the balance of 81.3%. At December 31, 2012, the Company's capital of $5.57 billion consisted of $300.0 million of senior notes, representing 5.4% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.8% of the total, $325.0 million of preferred shares, representing 5.8% of the total, and common shareholders' equity of $4.84 billion, representing the balance of 87.0%.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Wednesday, February 12, 2014. A live webcast of this call will be available via the Investor Relations - Events & Presentations section of the Company's website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on February 12, 2014 at 3:00 p.m. Eastern Time until February 19, 2014 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 75518402), and international callers should dial 617-801-6888 (passcode 75518402).

Please refer to the Company's Financial Supplement dated December 31, 2013, which is posted on the Company's website at http://www.archcapgroup.bm/FinancialInformation.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company's website regularly, including the Investor Relations - Events & Presentations section of the Company's website at
http://www.archcapgroup.bm/Presentations.aspx for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $6.55 billion in capital at December 31, 2013, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company's current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company's periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company's ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company's business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•
the Company's ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies' existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•	developments in the world's financial and capital markets and the Company's access to such markets;

•	the Company's ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•	the integration of businesses the Company has acquired or may acquire into its existing operations;

•
accuracy of those estimates and judgments utilized in the preparation of the Company's financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through December 31, 2013;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company's insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company's investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company's investments;

•
the impact of the continued weakness of the U.S., European countries and other key economies, projected budget deficits for the U.S., European countries and other governments and the consequences associated with possible additional downgrades of securities of the U.S., European countries and other governments by credit rating agencies, and the resulting effect on the value of securities in the Company's investment portfolio as well as the uncertainty in the market generally;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company's periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company's application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management's Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company's Annual Report on Form 10-K, as well as the other factors set forth in the Company's other documents on file with the SEC, and management's response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company's financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income or loss available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and loss on repurchase of preferred shares, net of income taxes. The presentation of after-tax operating income or loss available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and loss on repurchase of preferred shares in any particular period are not indicative of the performance of, or trends in, the Company's business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company's operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company's financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company's investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company's investments is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company's proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. The loss on repurchase of preferred shares related to the redemption of the Series A and B preferred shares in April 2012 and had no impact on total shareholders' equity or cash flows. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and loss on repurchase of preferred shares from the calculation of after-tax operating income or loss available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company's business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company's financial information to analyze the Company's performance in a manner similar to how the Company's management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company's financial information to compare the Company's performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

(U.S. dollars in thousands, except share data)	December 31, 2013	December 31, 2012

Calculation of book value per common share:
Total shareholders' equity	$5,647,496	$5,168,878
Less preferred shareholders' equity	325,000	325,000
Common shareholders' equity	5,322,496	4,843,878
Common shares outstanding, net of treasury shares (1)	133,674,884	133,842,613
Book value per common share	$39.82	$36.19

(1)	Excludes the effects of 8,338,480 and 8,221,444 stock options and 443,710 and 480,406 restricted stock units outstanding at December 31, 2013 and December 31, 2012, respectively.

Investment Information

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands, except share data)	2013	2012	2013	2012

Components of net investment income:
Fixed maturities	$63,376	$69,198	$249,833	$281,140
Term loan investments (1)	5,069	4,551	20,608	15,283
Equity securities	2,091	1,865	8,919	7,963
Short-term investments	86	363	1,259	1,980
Other	4,924	4,228	19,710	14,196
Gross investment income	75,546	80,205	300,329	320,562
Investment expenses	(8,451)	(6,436)	(33,110)	(25,667)
Net investment income	$67,095	$73,769	$267,219	$294,895

Per share	$0.49	$0.53	$1.97	$2.13

Investment income yield, at amortized cost (2):
Pre-tax	2.08%	2.46%	2.12%	2.51%
After-tax	1.96%	2.32%	1.98%	2.38%

Total return (3):
Including effects of foreign exchange	0.97%	0.80%	1.28%	5.88%
Excluding effects of foreign exchange	0.85%	0.67%	1.13%	5.59%

Cash flow from operations	$223,820	$189,652	$850,868	$921,603

(1)	Included in “investments accounted for using the fair value option” on the Company's balance sheet.

(2)
Investment income yield is presented on an annualized basis and excludes the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(3)
Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company's investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

(U.S. dollars in thousands)	December 31, 2013	December 31, 2012

Investable assets (1):
Fixed maturities available for sale, at fair value	$9,571,776	$9,839,988
Fixed maturities, at fair value (2)	448,254	363,541
Fixed maturities pledged under securities lending agreements, at fair value	105,081	42,600
Total fixed maturities	10,125,111	10,246,129
Short-term investments available for sale, at fair value	1,478,367	722,121
Short-term investments pledged under securities lending agreements, at fair value	—	8,248
Cash	434,057	371,041
Equity securities available for sale, at fair value	496,824	312,749
Equity securities, at fair value (2)	—	25,954
Other investments available for sale, at fair value	498,310	549,280
Other investments, at fair value (2)	773,280	527,971
Investments accounted for using the equity method (3)	244,339	307,105
Securities sold but not yet purchased (4)	—	(6,924)
Securities transactions entered into but not settled at the balance sheet date	(763)	(18,540)
Total investable assets	$14,049,525	$13,045,134

Investment portfolio statistics (1):
Average effective duration (in years)	2.62	3.06
Average credit quality (Standard & Poor's/Moody's Investors Service)	AA-/Aa2	AA-/Aa2
Embedded book yield (before investment expenses)	2.38%	2.60%

(1)	This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at fair value.

(2)
Represents investments which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company's balance sheet. Changes in the carrying value of such investments are recorded in net realized gains or losses.

(3)
Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investment funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

(4)	Represents the Company's obligation to deliver securities that it did not own at the time of sale. Such amounts are included in “other liabilities” on the Company's balance sheet.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Year Ended
	December 31,		December 31,
(U.S. dollars in thousands)	2013	2012	2013	2012

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$439,411	$406,621	$1,708,817	$1,465,376
Change in unpaid losses and loss adjustment expenses	(5,088)	215,885	(29,393)	395,901
Total losses and loss adjustment expenses	$434,323	$622,506	$1,679,424	$1,861,277

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(2,884)	$(4,050)	$(35,702)	$(30,474)
Reinsurance	(63,638)	(50,555)	(218,472)	(187,895)
Total	$(66,522)	$(54,605)	$(254,174)	$(218,369)
Impact on losses and loss adjustment expenses:
Insurance	$(6,649)	$(3,288)	$(45,148)	$(31,247)
Reinsurance	(64,590)	(50,638)	(218,894)	(190,281)
Total	$(71,239)	$(53,926)	$(264,042)	(221,528)
Impact on acquisition expenses:
Insurance	$3,765	$(762)	$9,446	$773
Reinsurance	952	83	422	2,386
Total	$4,717	$(679)	$9,868	$3,159
Impact on combined ratio:
Insurance	(0.6)%	(0.9)%	(1.9)%	(1.7)%
Reinsurance	(18.4)%	(15.6)%	(17.2)%	(16.6)%
Total	(7.9)%	(7.0)%	(8.1)%	(7.4)%
Impact on loss ratio:
Insurance	(1.3)%	(0.7)%	(2.4)%	(1.7)%
Reinsurance	(18.7)%	(15.6)%	(17.2)%	(16.8)%
Total	(8.5)%	(6.9)%	(8.4)%	(7.5)%
Impact on acquisition expense ratio:
Insurance	0.7%	(0.2)%	0.5%	—%
Reinsurance	0.3%	—%	—%	0.2%
Total	0.6%	(0.1)%	0.3%	0.1%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$2,203	$86,665	$21,563	$105,787
Reinsurance	14,583	114,628	62,188	153,410
Total	$16,786	$201,293	$83,751	$259,197
Impact on combined ratio:
Insurance	0.4%	19.0%	1.1%	5.9%
Reinsurance	4.2%	35.4%	4.9%	13.5%
Total	2.0%	25.8%	2.7%	8.8%

(1)
Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

The following section provides analysis on the Company's 2013 fourth quarter performance by operating segment. For additional details regarding the Company's operating segments, please refer to the Company's Financial Supplement dated
December 31, 2013 on the Company's website at http://www.archcapgroup.bm/FinancialInformation.aspx.

INSURANCE SEGMENT

	Three Months Ended December 31,
(U.S. dollars in thousands)	2013	2012	% Change

Gross premiums written	$636,949	$571,157	11.5
Net premiums written	440,707	386,714	14.0
Net premiums earned	493,264	455,668	8.3
Underwriting income (loss)	18,653	(84,421)	n/m

Underwriting Ratios			% Point Change
Loss ratio	62.4%	84.1%	(21.7)
Acquisition expense ratio	16.9%	16.4%	0.5
Other operating expense ratio	16.9%	18.0%	(1.1)
Combined ratio	96.2%	118.5%	(22.3)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	0.4%	19.0%	(18.6)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(0.6)%	(0.9)%	0.3
Combined ratio excluding such items	96.4%	100.4%	(4.0)

Gross premiums written by the insurance segment in the 2013 fourth quarter were 11.5% higher than in the 2012 fourth quarter, while net premiums written were 14.0% higher. The differential in net versus gross premiums written reflects increases in lines such as programs and contract binding (which was launched in early 2013), both of which typically have lower limits than other lines and, as a result, are retained at a higher level. The growth in net premiums written primarily resulted from increases in programs, contract binding, national accounts casualty and construction lines, partially offset by a reduction in professional liability and executive assurance lines and lenders products business. The increase in program business resulted from a combination of new business, underlying exposure growth within existing programs and rate increases while the growth in national accounts casualty and construction lines primarily resulted from new business and strong renewal retention. The decrease in professional liability and executive assurance lines resulted from a continued strategic reduction in exposure to international business while lenders products reflected a higher level of third party cessions. Net premiums earned by the insurance segment in the 2013 fourth quarter were 8.3% higher than in the 2012 fourth quarter, and reflect changes in net premiums written over the previous five quarters.

The 2013 fourth quarter loss ratio reflected 0.4 points of current year catastrophic event activity, compared to 19.0 points in the 2012 fourth quarter (primarily related to Superstorm Sandy). Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 1.3 points in the 2013 fourth quarter, compared to 0.7 points in the 2012 fourth quarter. The estimated net favorable development in the 2013 fourth quarter primarily resulted from better than expected claims emergence in short-tail business from more recent accident years. The 2013 fourth quarter loss ratio continued to reflect estimated margin expansion along with a lower level of non-catastrophic large loss activity.

The underwriting expense ratio was 33.8% in the 2013 fourth quarter, compared to 34.4% in the 2012 fourth quarter. The acquisition expense ratio was 16.9% in the 2013 fourth quarter, compared to 16.4% in the 2012 fourth quarter. The comparison of the 2013 fourth quarter and 2012 fourth quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. In addition, the acquisition expense ratio was impacted by changes in development of prior year ceded loss reserves which increased the 2013 fourth quarter acquisition expense ratio by 0.7 points, compared to a 0.2 point reduction in the 2012 fourth quarter. The operating expense ratio was 16.9% in the 2013 fourth quarter, compared to 18.0% in the 2012 fourth quarter. The 2013 fourth quarter operating expense ratio benefited from the 8.3% increase in net premiums earned compared to aggregate expenses that rose only 1.3% compared to the 2012 fourth quarter reflecting costs related to the new contract binding operation.

REINSURANCE SEGMENT

	Three Months Ended December 31,
(U.S. dollars in thousands)	2013	2012	% Change

Gross premiums written	$320,253	$245,292	30.6
Net premiums written	308,214	226,428	36.1
Net premiums earned	346,102	323,813	6.9
Underwriting income (loss)	109,665	(6,913)	n/m

Underwriting Ratios			% Point Change
Loss ratio	36.5%	73.9%	(37.4)
Acquisition expense ratio	21.2%	18.0%	3.2
Other operating expense ratio	12.1%	11.8%	0.3
Combined ratio	69.8%	103.7%	(33.9)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	4.2%	35.4%	(31.2)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(18.4)%	(15.6)%	(2.8)
Combined ratio excluding such items	84.0%	83.9%	0.1

Gross premiums written by the reinsurance segment in the 2013 fourth quarter were 30.6% higher than in the 2012 fourth quarter, while net premiums written were 36.1% higher than in the 2012 fourth quarter. Roughly 60% of the change in both growth rates resulted from the unearned premium transfer described below, while the differential in net versus gross premiums written reflects changes in mix of business. The growth in net premiums written primarily resulted from increases in casualty and other specialty lines, partially offset by reductions in property catastrophe and marine business. Growth in casualty business primarily resulted from one large professional liability quota share contract which contributed $59.4 million of premiums written in the quarter, including a $44.4 million unearned premium transfer. The increase in other specialty lines reflected the ongoing impact of the multi-line quota share reinsurance agreement entered into during the 2013 third quarter, as well as from international trade credit and surety business and accident and health business, partially offset by a continued reduction in U.K. motor. The decrease in property catastrophe business reflected selected line reductions and rate decreases, while the 2012 fourth quarter included $10.1 million of assumed reinstatement premiums as a result of 2012 fourth quarter catastrophic activity (primarily related to Sandy). The reduction in marine business resulted from a mix of share decreases and reductions in premium estimates. Net premiums earned in the 2013 fourth quarter were 6.9% higher than in the 2012 fourth quarter, and primarily reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The 2013 fourth quarter loss ratio reflected 4.5 points of current year catastrophic activity, compared to 38.5 points of catastrophic activity in the 2012 fourth quarter (primarily related to Sandy). Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 18.7 points in the 2013 fourth quarter, compared to 15.6 points in the 2012 fourth quarter. The estimated net favorable development in the 2013 fourth quarter primarily resulted from better than expected claims emergence in longer-tail business, primarily from older underwriting years, and in short-tail business, primarily from more recent underwriting years. The 2013 fourth quarter loss ratio also reflected changes in the mix of business.

The underwriting expense ratio was 33.3% in the 2013 fourth quarter, compared to 29.8% in the 2012 fourth quarter. The acquisition expense ratio for the 2013 fourth quarter was 21.2%, compared to 18.0% for the 2012 fourth quarter. The comparison of the 2013 fourth quarter and 2012 fourth quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. In addition, the acquisition expense ratio was impacted by changes in development of prior year loss reserves which increased the 2013 fourth quarter acquisition expense ratio by 0.3 points. The operating expense ratio was 12.1% in the 2013 fourth quarter, compared to 11.8% in the 2012 fourth quarter. The 2013 fourth quarter operating expense ratio reflected an increase in aggregate expenses due, in part, to selected expansion of the reinsurance segment's operating platform, partially offset by the benefit of a higher level of net premiums earned.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(U.S. dollars in thousands, except share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues
Net premiums written	$748,921	$613,142	$3,351,367	$3,052,235
Change in unearned premiums	90,445	166,339	(205,415)	(117,095)
Net premiums earned	839,366	779,481	3,145,952	2,935,140
Net investment income	67,095	73,769	267,219	294,895
Net realized gains	9,048	54,849	74,018	194,228

Other-than-temporary impairment losses	(88)	(6,046)	(3,961)	(12,175)
Less investment impairments recognized in other comprehensive income, before taxes	—	11	175	787
Net impairment losses recognized in earnings	(88)	(6,035)	(3,786)	(11,388)

Other underwriting income	5,673	5,664	7,639	8,090
Equity in net income of investment funds accounted for using the equity method	5,272	16,567	35,701	73,510
Other income (loss)	(3,288)	(4,189)	(586)	(12,094)
Total revenues	923,078	920,106	3,526,157	3,482,381

Expenses
Losses and loss adjustment expenses	434,323	622,506	1,679,424	1,861,277
Acquisition expenses	157,521	133,568	564,103	508,884
Other operating expenses	135,069	127,751	500,730	465,353
Interest expense	9,373	6,187	27,060	28,525
Net foreign exchange losses	9,848	22,997	12,335	28,955
Total expenses	746,134	913,009	2,783,652	2,892,994

Income before income taxes	176,944	7,097	742,505	589,387

Income tax expense (benefit)	15,454	(12,120)	32,774	(4,010)

Net income	161,490	19,217	709,731	593,397

Preferred dividends	5,485	5,485	21,938	25,079
Loss on repurchase of preferred shares	—	—	—	10,612

Net income available to common shareholders	$156,005	$13,732	$687,793	$557,706

Net income per common share
Basic	$1.19	$0.10	$5.24	$4.15
Diluted	$1.14	$0.10	$5.07	$4.03

Weighted average common shares and common share equivalents outstanding
Basic	131,631,606	134,229,078	131,355,392	134,446,158
Diluted	136,467,998	138,270,853	135,777,183	138,258,847

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share data)

	December 31, 2013	December 31, 2012
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: $9,564,634 and $9,567,290)	$9,571,776	$9,839,988
Short-term investments available for sale, at fair value (amortized cost: $1,477,584 and $719,848)	1,478,367	722,121
Investment of funds received under securities lending, at fair value (amortized cost: $97,943 and $42,302)	100,584	42,531
Equity securities available for sale, at fair value (cost: $433,275 and $298,414)	496,824	312,749
Other investments available for sale, at fair value (cost: $488,687 and $519,955)	498,310	549,280
Investments accounted for using the fair value option	1,221,534	917,466
Investments accounted for using the equity method	244,339	307,105
Total investments	13,611,734	12,691,240

Cash	434,057	371,041
Accrued investment income	66,848	71,748
Investment in joint venture (cost: $100,000)	104,856	107,284
Fixed maturities and short-term investments pledged under securities lending, at fair value	105,081	50,848
Premiums receivable	753,924	688,873
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	1,804,330	1,870,037
Contractholder receivables	1,064,246	865,728
Prepaid reinsurance premiums	328,343	298,484
Deferred acquisition costs, net	342,314	262,822
Receivable for securities sold	50,555	19,248
Other assets	899,806	519,409
Total Assets	$19,566,094	$17,816,762

Liabilities
Reserve for losses and loss adjustment expenses	$8,824,696	$8,933,292
Unearned premiums	1,896,365	1,647,978
Reinsurance balances payable	196,167	188,546
Contractholder payables	1,064,246	865,728
Deposit accounting liabilities	421,297	27,594
Senior notes	800,000	300,000
Revolving credit agreement borrowings	100,000	100,000
Securities lending payable	107,999	52,356
Payable for securities purchased	51,318	37,788
Other liabilities	456,510	494,602
Total Liabilities	13,918,598	12,647,884

Commitments and Contingencies

Shareholders' Equity
Non-cumulative preferred shares	325,000	325,000
Common shares ($0.0033 par, shares issued: 169,560,591 and 168,255,572)	565	561
Additional paid-in capital	299,517	227,778
Retained earnings	6,042,154	5,354,361
Accumulated other comprehensive income, net of deferred income tax	74,964	287,017
Common shares held in treasury, at cost (shares: 35,885,707 and 34,412,959)	(1,094,704)	(1,025,839)
Total Shareholders' Equity	5,647,496	5,168,878
Total Liabilities and Shareholders' Equity	$19,566,094	$17,816,762